Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTools ACQUIRES CALIFORNIA-BASED MARKETING AGENCY, 360 GROUP

Acquisition Adds Strategic Business Asset;

Scott Waltz Is Named Senior Vice President, Chief Marketing Officer;

Don Klabunde Is Named Vice President, Chief Information Officer

HOUSTON – February 26, 2004 – INVESTools, Inc., (AMEX: IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that it has acquired San Rafael, California-based agency 360 Group for $5.5 million in a combination of stock and cash.

The Company explained that 360 Group, which has been INVESTools’ marketing agency since October 2002, is one of the nation’s leading direct marketing companies with such services as custom database development and management, strategic planning, media and list planning and buying, creative and production services, response management, and analytic services.

360 Group has two core practices.  Its Education Group leverages experience with INVESTools, Score Education Centers and the University of Phoenix.  The Retail Group is anchored by Men’s Wearhouse, and leverages its experience with clients from Cricket Cellular, Levi’s, The North Face and Peet’s Coffee among others.

Chairman and CEO Lee K. Barba reported that among the 360 Group executives that have joined the INVESTools team are Scott Waltz, who was named Senior Vice President, Chief Marketing Officer, and Don Klabunde, who was named Vice President, Chief Information Officer.  360 Group President and CEO Ted Shuel is retiring.

“We have been working closely with the 360 Group for a year and a half and it has been instrumental in increasing total customer acquisition and return on marketing.  This is a strategic acquisition that works well financially and bolsters our management team.”

Barba explained that 360 Group has been managing all customer acquisition efforts as well as building and coordinating its marketing database to improve customer retention and cross-sell efforts. This database has become a significant strategic asset and will be critical to future profitability by increasing customer lifetime value.

Furthermore, by bringing 360 Group’s talents in-house, Barba added, INVESTools is accomplishing several significant objectives simultaneously:

•                  Saving the fees of having an outside agency perform essential marketing activities, and thereby offsetting the costs of the acquisition;

•                  Buying and now controlling a critical strategic asset—the ability to build, constantly upgrade and maintain its database of nearly 700,000 prospects and customers;

•                  Acquiring simultaneously 22 talented professionals, including key additions to the executive management team.

5959 Corporate Drive • Suite LL250 • Houston, Texas 77036

Tel: (281) 588-9700 • Fax: (281) 588-9797

www.investools.com

Scott Waltz was Vice President, Client Services, for 360 Group. Before that he was Executive Vice President, Chief Marketing Officer, at AllBusiness.com, an online resource for more than two million small business owners.  His previous experience included being Senior Vice President, Client Services at Miller/Huber Relationship Marketing for three years. His advertising agency experience includes stints at BBDO and Hakuhodo Advertising, Japan’s second-largest advertising agency.

Don Klabunde, who was Chief Information Officer at 360 Group for three years, joined from Creditland, Inc., a San Francisco Internet start-up, where he was Senior Vice-President, Systems and Technology.  He also held that title at Cheap Tickets, Inc., a Honolulu, Hawaii, web-enabled ticket delivery system, where he built the entire corporate technology infrastructure.  Prior to his experience in the eCommerce world, Don spent 18 years at Minnesota-based check printer Deluxe Corp., in database construction.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  Nearly 97,000 investors around the world have graduated from INVESTools investor education programs.  For more information regarding the Company’s products and services, visit INVESTools’ corporate Web site at http://www.investools.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts, timing of tax refunds and other risks detailed from time to time in the Company’s SEC filings. The Company assumes no obligation to update the information in this release.

For more information, please contact:

Paul Helbling, CFO, INVESTools at 281-588-9102, paul.helbling@investools.com or Trúc N. Nguyen, VP, Investor Relations, Stern & Co., 212-888-0044, tnguyen@sternco.com.

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